Exhibit 99.1

AG Mortgage Investment Trust, Inc. Provides Updates as of April 8, 2020.

NEW YORK -- (BUSINESS WIRE) - April 8, 2020 -AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today that it is providing updates on several matters pertaining to the Company.

Update Regarding Discussions with Financing Counterparties

The Company continues to engage in discussions with its financing counterparties with regard to entering into a forbearance agreement pursuant to which each participating counterparty would agree to forbear from exercising its rights and remedies with respect to an event of default under the applicable financing arrangement for an agreed-upon period. The Company has made significant progress with certain of its largest counterparties in these negotiations and believes it has reached substantive agreement with these counterparties with respect to the terms and form of a forbearance agreement. The Company has received in escrow signature pages for the forbearance agreement and ancillary documents from two of its larger financing counterparties and expects to receive signature pages from additional counterparties. The Company understands that certain additional counterparties are reviewing the terms and form of the forbearance agreement to determine whether to participate. Nevertheless, the Company cannot predict whether certain or any of its financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof.

Update on Financing Arrangements

Since March 23, 2020, the Company and several of its subsidiaries have received from several of its financing counterparties margin call notices, notifications of alleged events of default and deficiency notices. Subject to the terms of the applicable financing arrangements, if the Company fails to deliver additional collateral or otherwise meet margin calls when due, the financing counterparties may be able to demand immediate payment by the Company of the aggregate outstanding financing obligations owed to such counterparties, and if such financing obligations are not paid, may be permitted to sell the financed assets and apply the proceeds to the Company’s financing obligations and/or take ownership of the assets securing the Company’s financing obligations. The Company may also be liable for a shortfall if the proceeds from such sale or value of such assets is less than the relevant financing obligation. In the event of a default under one or more of those agreements, financial and other obligations under such agreements, and in some cases the Company’s obligations as a guarantor, may be accelerated and the counterparties may be able to take ownership of the assets pledged to secure the financing obligations by the Company or its subsidiaries. The Company and its subsidiaries also may be subject to penalties under those agreements and may suffer cross-default claims from its other lenders.

Through April 7, 2020, the Company has received an aggregate of approximately $145 million of margin calls due to mark to market declines and haircut changes, which it has not honored or otherwise met through the satisfaction of financing liabilities. Additionally, through April 2, 2020, either the Company has sold, or lenders have notified the Company that they have sold or taken ownership of, assets subject to $425 million of certain financing obligations. In connection therewith, the Company has also received deficiency and close-out notices from certain counterparties alleging deficiencies aggregating approximately $34.2 million under these financing agreements. Approximately $29.6 million of such deficiencies were alleged by certain affiliates of Royal Bank of Canada (“RBC”) by notice to the Company on April 2, 2020. As previously disclosed, the Company disputes RBC’s notices of events of default and deficiency amounts and filed a suit in federal district court in New York describing the wrongful conduct by RBC and seeking damages. The Company is unable to identify the ultimate acquirers of all such assets because certain of the transactions were completed by various financing counterparties through dealers. Additional counterparties may sell in the future assets pledged to secure financing obligations and the Company cannot predict if such sales will result in positive or negative net cash proceeds.

Update on Company Portfolio

As previously reported, on March 23, 2020, the Company, in an effort to prudently manage its portfolio through unprecedented market volatility and to preserve long-term stockholder value, completed the sale of the Company’s portfolio of residential mortgage-backed securities issued or guaranteed by a U.S. government-sponsored entity (the “Agency Portfolio”). After satisfaction of an aggregate of approximately $880 million of repurchase financing obligations with respect to the Agency Portfolio, the transaction netted the Company approximately $38 million of cash proceeds. The Company expects its cash and unencumbered assets to be pledged as collateral for the benefit of its participating financing counterparties upon the execution of the forbearance agreement described.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in and manages a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include Residential Investments and Commercial Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to the Company’s outstanding indebtedness and the status of our ongoing discussions with our repurchase counterparties, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to predict and control costs, conditions in the real estate market, legislative and regulatory changes that could adversely affect the business of the Company and the ongoing spread and economic effects of the novel coronavirus (COVID-19). Additional information concerning these and other risk factors are contained in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/. All information in this press release is as of April 8, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Source: AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
Investor Relations
(212) 692-2110
ir@agmit.com